Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2003, except for the Stock-Based Compensation and Earnings Per Share sections of Note A to the consolidated financial statements, as to which the date is February 1, 2006, in the Registration Statement (Form S-1 No. 333-130219) and related Prospectus of Richardson Electronics, Ltd. for the registration of a $25,000,000 aggregate principal amount of 8% Convertible Senior Subordinated Notes due June 15, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

February 7, 2006